 ----begin-X-Modem-CRC-file-transmission---- C ----block-1-header---- <0x01><0x01><0xFE> ----block-1-data---- <SUBMISSION> <TYPE>4 <DOCUMENT-COUNT>1 <SROS>NYSE <REPORTING-OWNER> <CIK>0001023897 <CCC>xuty5c#a <RELATIONSHIP>Director </REP ----block-1-CRC---- N{ ----block-1-response---- <0x06> ----block-2-header---- <0x01><0x02><0xFD> ----block-2-data---- ORTING-OWNER> <SUBJECT-COMPANY> <NAME>Marshall & Ilsley Corporation <CIK>0000062741 <IRS-NUMBER>390968604 </SUBJECT-COMPANY> <PE ----block-2-CRC---- i<0xE2> ----block-2-response---- <0x06> ----block-3-header---- <0x01><0x03><0xFC> ----block-3-data---- RIOD>04/30/2000 <DOCUMENT> <TYPE>4 <TEXT> UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549 FORM 4 STATEMENT ----block-3-CRC---- <0x1D>* ----block-3-response---- <0x06> ----block-4-header---- <0x01><0x04><0xFB> ----block-4-data---- OF CHANGES IN BENEFICIAL OWNERSHIP ( ) Check this box if no longer subject to Section 16. 1. Name and Address of Reporting Pe ----block-4-CRC---- <0x12><0x93> ----block-4-response---- <0x06> ----block-5-header---- <0x01><0x05><0xFA> ----block-5-data---- rson Orr, Jr., San W. 770 North Water Street Milwaukee, WI 53202 USA 2. Issuer Name and Ticker or Trading Symbol ----block-5-CRC---- <0xD8><0x9C> ----block-5-response---- <0x06> ----block-6-header---- <0x01><0x06><0xF9> ----block-6-data---- Marshall & Ilsley Corporation (MI) 3. IRS or Social Security Number of Reporting Person (Voluntary) 4. Statement for Month/Year ----block-6-CRC---- <0xD5>. ----block-6-response---- <0x06> ----block-7-header---- <0x01><0x07><0xF8> ----block-7-data---- 4/2000 5. If Amendment, Date of Original (Month/Day/Year) 6. Relationship of Reporting Person(s) to Issuer (Check all applica ----block-7-CRC---- G<0xBC> ----block-7-response---- <0x06> ----block-8-header---- <0x01><0x08><0xF7> ----block-8-data---- ble) (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below) 7. Individual o ----block-8-CRC---- >k ----block-8-response---- <0x06> ----block-9-header---- <0x01><0x09><0xF6> ----block-9-data---- r Joint/Group Filing (Check Applicable Line) (X) Form filed by One Reporting Person ( ) Form filed by More than One Report ----block-9-CRC---- "4 ----block-9-response---- <0x06> ----block-10-header---- <0x01> <0xF5> ----block-10-data---- ing Person         TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned           +---------------- ----block-10-CRC---- <0xCF><0xAA> ----block-10-response---- <0x06> ----block-11-header---- <0x01><0x0B><0xF4> ----block-11-data---- -----------------+----------+-------------+-----------------------------+----------------+-----------+------------+ |1. Title of ----block-11-CRC---- <0x9F><0xE9> ----block-11-response---- <0x06> ----block-12-header---- <0x01><0x0C><0xF3> ----block-12-data---- Security |2. Trans- |3. Trans- |4. Securities Acquired (A) |5. Amount of |6. Owner- |7. Nature | | ----block-12-CRC---- <0xB7><0xAD> ----block-12-response---- <0x06> ----block-13-header---- <0x01><0xF2> ----block-13-data---- | action | action | or Disposed of (D) | Securities | ship | of In- | | ----block-13-CRC---- %~ ----block-13-response---- <0x06> ----block-14-header---- <0x01><0x0E><0xF1> ----block-14-data---- | Date | Code | | Beneficially | Form: | direct ----block-14-CRC---- <0xC9><0x82> ----block-14-response---- <0x06> ----block-15-header---- <0x01><0x0F><0xF0> ----block-15-data---- | | | | | | Owned at | Direct | Ben ----block-15-CRC---- <0xAF><0xD2> ----block-15-response---- <0x06> ----block-16-header---- <0x01><0x10><0xEF> ----block-16-data---- e- | | | (Month/ | | | End of | (D) or | ----block-16-CRC---- <0x93>u ----block-16-response---- <0x06> ----block-17-header---- <0x01><0x11><0xEE> ----block-17-data---- ficial | | | Day/ +-------+-----+-----------+------+----------+ Month | Indir ----block-17-CRC---- <0x91>6 ----block-17-response---- <0x06> ----block-18-header---- <0x01><0x12><0xED> ----block-18-data---- ect| Owner- | | | Year) |Code |V |Amount |A/D |Price | | ----block-18-CRC---- <0xFD>] ----block-18-response---- <0x06> ----block-19-header---- <0x01><0x13><0xEC> ----block-19-data---- (I) | ship | +---------------------------------+----------+-------+-----+-----------+------+----------+--------------- ----block-19-CRC---- &u ----block-19-response---- <0x06> ----block-20-header---- <0x01><0x14><0xEB> ----block-20-data---- -+-----------+------------+                                 ----block-20-CRC---- <0xEE>J ----block-20-response---- <0x06> ----block-21-header---- <0x01><0x15><0xEA> ----block-21-data----         Common Stock 04/19/2000 G V 8910 A $0.000000 20349 ----block-21-CRC---- <0xC6><0x94> ----block-21-response---- <0x06> ----block-22-header---- <0x01><0x16><0xE9> ----block-22-data---- I by Trust                  TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficia ----block-22-CRC---- x<0x9C> ----block-22-response---- <0x06> ----block-23-header---- <0x01><0x17><0xE8> ----block-23-data---- lly Owned           +-------------+--------+----------+---------+-----------+---------------------+----------------+----------+- ----block-23-CRC---- <0x95>6 ----block-23-response---- <0x06> ----block-24-header---- <0x01><0x18><0xE7> ----block-24-data---- -------+-------+-------+ |1. |2. |3. |4. |5. |6. |7. |8. ----block-24-CRC---- 9<0xFA> ----block-24-response---- <0x06> ----block-25-header---- <0x01><0x19><0xE6> ----block-25-data---- |9. |10. |11. | | | | | | | | | ----block-25-CRC---- <0x81>0 ----block-25-response---- <0x06> ----block-26-header---- <0x01><0x1A><0xE5> ----block-26-data---- |Number |Owner- | | | | | | | | | ----block-26-CRC---- <0xEC><0xBF> ----block-26-response---- <0x06> ----block-27-header---- <0x01><0x1B><0xE4> ----block-27-data---- | |of |ship | | | | | | | | | ----block-27-CRC---- Id ----block-27-response---- <0x06> ----block-28-header---- <0x01><0x1C><0xE3> ----block-28-data---- | |Deriv- |Form of| | | | | | | | |Titl ----block-28-CRC---- <0xA7><0x87> ----block-28-response---- <0x06> ----block-29-header---- <0x01><0x1D><0xE2> ----block-29-data---- e and Amount| |ative |Deriv- | | | | | | | | ----block-29-CRC---- <0xF5><0xA4> ----block-29-response---- <0x06> ----block-30-header---- <0x01><0x1E><0xE1> ----block-30-data---- |of Underlying | |Secur- |ative |Nature | | |Conver- | | |Number of | ----block-30-CRC---- <0xC2><0xA6> ----block-30-response---- <0x06> ----block-31-header---- <0x01><0x1F><0xE0> ----block-31-data---- |Securities | |ities |Secur- |of | | |sion or | | |Derivative |Date Exerci ----block-31-CRC---- <0xA5>s ----block-31-response---- <0x06> ----block-32-header---- <0x01> <0xDF> ----block-32-data---- sable +-------+--------+ |Benefi- |ity: |In- | | |Exercise| | |Securities |and Ex ----block-32-CRC---- }0 ----block-32-response---- <0x06> ----block-33-header---- <0x01>!<0xDE> ----block-33-data---- piration Date | |Amount | |cially |Direct |direct | | |Price of|Transac- |Transac- |Acquired(A)|( ----block-33-CRC---- pD ----block-33-response---- <0x06> ----block-34-header---- <0x01>"<0xDD> ----block-34-data---- Month/Day/Year) | |or | |Owned |(D) or |Bene- | |Title of |Deriv- |tion Date |tion Code|Disposed ----block-34-CRC---- <0xB3><0xDF> ----block-34-response---- <0x06> ----block-35-header---- <0x01>#<0xDC> ----block-35-data---- (D)+----------+----------+ |Number |Price of |at End |In- |ficial | |Derivative |ative |(Month/ +------+--+--- ----block-35-CRC---- U[ ----block-35-response---- <0x06> ----block-36-header---- <0x01>$<0xDB> ----block-36-data---- --+-----+Date Exer-|Expira- | |of |Derivative|of |direct |Owner- | |Security |Security|Day/Year) |Code |V ----block-36-CRC---- <0xEE><0xF6> ----block-36-response---- <0x06> ----block-37-header---- <0x01>%<0xDA> ----block-37-data---- |(A) |(D) |cisable |tion Date |Title |Shares |Security |Month |(I) |ship | +-------------+--------+----------+--- ----block-37-CRC---- O<0x95> ----block-37-response---- <0x06> ----block-38-header---- <0x01>&<0xD9> ----block-38-data---- ---+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+             ----block-38-CRC---- #e ----block-38-response---- <0x06> ----block-39-header---- <0x01>'<0xD8> ----block-39-data----                                                         Explanation of Res ----block-39-CRC---- 1<0xBC> ----block-39-response---- <0x06> ----block-40-header---- <0x01>(<0xD7> ----block-40-data---- ponses: SIGNATURE OF REPORTING PERSON /s/ San W. Orr, Jr. DATE 05/05/2000 </TEXT> </DOCUMENT> </SUBMISSION> <0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00> ----block-40-CRC---- <0x8C>t ----block-40-response---- <0x06> ----end-of-transmission---- <0x04> ----response---- <0x15> ----end-of-transmission---- <0x04> ----response---- <0x06> ----end-X-Modem-CRC-file-transmission---- ----begin-dump-of-file-sent---- <SUBMISSION> <TYPE>4 <DOCUMENT-COUNT>1 <SROS>NYSE <REPORTING-OWNER> <CIK>0001023897 <CCC>xuty5c#a <RELATIONSHIP>Director </REPORTING-OWNER> <SUBJECT-COMPANY> <NAME>Marshall & Ilsley Corporation <CIK>0000062741 <IRS-NUMBER>390968604 </SUBJECT-COMPANY> <PERIOD>04/30/2000 <DOCUMENT> <TYPE>4 <TEXT> UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549 FORM 4 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP ( ) Check this box if no longer subject to Section 16. 1. Name and Address of Reporting Person Orr, Jr., San W. 770 North Water Street Milwaukee, WI 53202 USA 2. Issuer Name and Ticker or Trading Symbol Marshall & Ilsley Corporation (MI) 3. IRS or Social Security Number of Reporting Person (Voluntary) 4. Statement for Month/Year 4/2000 5. If Amendment, Date of Original (Month/Day/Year) 6. Relationship of Reporting Person(s) to Issuer (Check all applicable) (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below) 7. Individual or Joint/Group Filing (Check Applicable Line) (X) Form filed by One Reporting Person ( ) Form filed by More than One Reporting Person         TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned           +---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+ |1. Title of Security |2. Trans- |3. Trans- |4. Securities Acquired (A) |5. Amount of |6. Owner- |7. Nature | | | action | action | or Disposed of (D) | Securities | ship | of In- | | | Date | Code | | Beneficially | Form: | direct | | | | | | Owned at | Direct | Bene- | | | (Month/ | | | End of | (D) or | ficial | | | Day/ +-------+-----+-----------+------+----------+ Month | Indirect| Owner- | | | Year) |Code |V |Amount |A/D |Price | | (I) | ship | +---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+                                         Common Stock 04/19/2000 G V 8910 A $0.000000 20349 I by Trust                  TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned           +-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+ |1. |2. |3. |4. |5. |6. |7. |8. |9. |10. |11. | | | | | | | | | |Number |Owner- | | | | | | | | | | |of |ship | | | | | | | | | | |Deriv- |Form of| | | | | | | | |Title and Amount| |ative |Deriv- | | | | | | | | |of Underlying | |Secur- |ative |Nature | | |Conver- | | |Number of | |Securities | |ities |Secur- |of | | |sion or | | |Derivative |Date Exercisable +-------+--------+ |Benefi- |ity: |In- | | |Exercise| | |Securities |and Expiration Date | |Amount | |cially |Direct |direct | | |Price of|Transac- |Transac- |Acquired(A)|(Month/Day/Year) | |or | |Owned |(D) or |Bene- | |Title of |Deriv- |tion Date |tion Code|Disposed(D)+----------+----------+ |Number |Price of |at End |In- |ficial | |Derivative |ative |(Month/ +------+--+-----+-----+Date Exer-|Expira- | |of |Derivative|of |direct |Owner- | |Security |Security|Day/Year) |Code |V |(A) |(D) |cisable |tion Date |Title |Shares |Security |Month |(I) |ship | +-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+                                                            Phantom Stock Units *15,116.0988 $0 D          Explanation of Responses: *This filing also corrects the end of period holding balance on Mr. Orr's Form 5 dated 12/31/99. SIGNATURE OF REPORTING PERSON /s/ San W. Orr, Jr. DATE 05/05/2000 </TEXT> </DOCUMENT> </SUBMISSION> ----end-dump-of-file-sent----